Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2011, included in the Consent Solicitation/Prospectus of National Property Investors 6 that is made part of the Registration Statement (Form S-4 ) and Prospectus of Apartment Investment and Management Company and AIMCO Properties, L.P.
/s/ Ernst & Young LLP
Greenville, SC
July 28, 2011